Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Vice President and Chief Financial Officer	Director, Communications
763-540-1204	763-540-1212

Tennant Company Reports 2011 First Quarter Results

Net sales rose 15 percent to $172.6 million;
Quarterly EPS up 43 percent to $0.30 per diluted share;
Company posted fifth consecutive quarter of double-digit organic sales growth;
Full year guidance raised for 2011 sales and earnings

MINNEAPOLIS, April 21, 2011—Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported net earnings of $5.9 million, or $0.30 per diluted share, on net sales of $172.6 million for the first quarter ended March 31, 2011. In the prior year quarter, Tennant reported net earnings of $4.1 million, or $0.21 per diluted share, on net sales of $150.1 million.
Commented Chris Killingstad, Tennant Company’s president and chief executive officer: “We are pleased that Tennant generated record sales for a first quarter and significantly higher earnings. Sales increased in all of our geographic regions, with particularly robust results in the Americas and Asia Pacific. This was the company’s fifth consecutive quarter of double-digit organic sales growth. Once again, demand for our proprietary ec-H2O™ technology platform was a strong contributor to our performance.”
Through its Orbio™ Technologies Group, Tennant is committed to expanding the global growth of its water-based cleaning technologies and setting the standard for sustainable cleaning around the world.

Operating Review
The company’s consolidated net sales of $172.6 million for the 2011 first quarter increased 15.0 percent compared to the 2010 first quarter. All major product categories were up over year ago levels, with strong sales of industrial sweepers and scrubbers equipped with ec-H2O technology. Favorable foreign currency exchange effects added approximately 1.5 percent to consolidated net sales. Organic net sales, which exclude the impact of foreign currency exchange (and acquisitions when applicable), rose approximately 13.5 percent. Organic sales by geographic region grew approximately 15.7 percent in the Americas, 6.1 percent in EMEA and 21.7 percent in the Asia Pacific region.

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Page 2—Tennant Company Reports 2011 First Quarter Results

Tennant's gross profit margin in the 2011 first quarter was 41.7 percent versus 42.5 percent in the 2010 first quarter. The lower gross margin was primarily due to higher inflation in material costs than anticipated, which was partially offset by the favorable impact of higher production volume. To counter rising material costs, Tennant has announced a price increase on its products. As a result, the company expects its gross margins to improve and return to the targeted range of 42 percent to 43 percent for the full year of 2011.
“While we anticipated inflationary pressures, the increase was higher and swifter than initially projected, and we are adjusting our selling prices as quickly as possible,” said Killingstad. “Based on the current inflation outlook, we believe we can still achieve our 2011 gross margin goals.”
For the 2011 first quarter, Tennant’s research and development (R&D) spending totaled $6.3 million, or 3.6 percent of sales, compared to $5.5 million, or 3.7 percent of sales, in the prior year quarter. Tennant continued to invest in developing innovative new products for its traditional core business, as well as for its Orbio business, which is focused on advancing a platform of sustainable, water-based cleaning technologies.
Selling and administrative expense (S&A) in the 2011 first quarter totaled $57.5 million versus $51.7 million in the first quarter last year. The rise in S&A expense was primarily attributable to increased variable selling costs related to higher sales volume and investments in new product launch activities. However, as a percent of sales, S&A was 33.3 percent in the 2011 first quarter, down 120 basis points from 34.5 percent in the same quarter last year, reflecting the company’s initiatives to control costs.
Tennant's 2011 first quarter operating profit was $8.2 million, or 4.7 percent of sales, compared to an operating profit of $6.5 million, or 4.3 percent of sales, in the year ago quarter.
“We are firmly resolved to continue to control costs across the organization and achieve operating leverage in order to further enhance bottom-line returns from anticipated top-line growth,” stated Killingstad. “Although inflationary pressures on gross margins will make this a bit more challenging, we remain committed to reaching an operating profit margin of 12 percent during the 2013 fourth quarter.”
As expected, Tennant’s cash from operations in the 2011 first quarter was a negative $7.2 million, compared to a positive $14.1 million in the year earlier quarter primarily due to higher working capital to support sales growth and higher incentives and rebate payments. The company’s total debt was $40.3 million versus $33.1 million at the end of the prior year quarter. Cash on the balance sheet totaled $38.9 million, up from $27.3 million a year ago.

Product Innovation
Sales of scrubbers equipped with Tennant’s ec-H2O technology grew approximately 65 percent in the 2011 first quarter compared to the prior year quarter. The environmentally friendly ec-H2O process converts water into a cleaning solution that cleans as well as or better than traditional general-purpose chemicals and provides a lower total cost of ownership and safety benefits. This year, ec-H2O is available on 15 of the company’s scrubbers, up from 12 in the 2010 first quarter. The company continues to expect significant growth in 2011 from products equipped with this technology.

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Page 3—Tennant Company Reports 2011 First Quarter Results

Building on the success of Tennant’s ec-H2O water-based technology, in the 2011 first quarter Tennant launched the Orbio® 5000-Sc, an innovative dispensing unit that automatically generates an effective cleaning solution on-site and is designed to replace most daily cleaning chemicals. The patent-pending 5000-Sc uses Orbio Split Stream technology that combines tap water, a small amount of salt and electricity to create an effective and eco-friendly multi-purpose cleaning solution. The 5000-Sc cleaning solution effectively cleans fats, proteins, organic oils and other soils. It matches or exceeds the performance of most daily cleaners, allowing customers to eliminate many costly and potentially harmful chemicals from their cleaning process.
ARAMARK, a world leader in providing professional services, partnered with Tennant to test the 5000-Sc and validate its effectiveness in universities, school districts, convention centers and businesses across the United States. As a result, ARAMARK has incorporated this technology into its environmentally friendly “Blue Cleaning” program, announced in March.
“We believe that the Orbio 5000-Sc further strengthens our position as an industry innovation leader,” said Killingstad. “It is an example of Tennant’s commitment to clean more of our customers’ spaces in more environmentally friendly ways.”

Business Outlook
“We are raising our 2011 full year sales and earnings guidance to reflect our expectation of higher sales and improving profitability,” stated Killingstad.
Based on its 2011 first quarter results and projected future performance, Tennant Company now estimates 2011 full year earnings in the range of $1.75 to $1.95 per diluted share on net sales in the range of $710 million to $730 million. Previously, the company anticipated 2011 full year earnings of $1.70 to $1.90 per diluted share on net sales in the range of $705 million to $725 million. For full year 2010, adjusted earnings totaled $1.31 per diluted share on net sales of $667.7 million.
Tennant will continue to manage its business with a focus on operational excellence and strong cost controls, and make selective investments in key strategic priorities. In 2011, the company anticipates continued recovery in North America, strong growth in emerging markets and modestly improving conditions in Europe. Tennant continues to closely monitor commodity prices, which have risen recently. In addition, Tennant's 2011 full year financial outlook includes the following expectations:
•	Minimal foreign currency impact on sales for the full year;

•	Minimal inflation net of cost-saving initiatives and selling price increases;

•	A gross margin of approximately 42 to 43 percent;

•	R&D expense of approximately 4 percent of sales, as the company continues to invest in its core products and increases investment in its water-based cleaning business; and

•	Capital expenditures in the range of $16 million to $18 million.
Tennant remains committed to profitably growing its traditional business and expanding its global leadership position in sustainable, water-based cleaning technologies.

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Page 4—Tennant Company Reports 2011 First Quarter Results

“We believe that Tennant can continue to post strong growth going forward by successfully executing our current strategy and assuming the global economy as a whole continues to improve,” said Killingstad. “We are confident that our strategic direction, coupled with rigorous cost controls, improved operating efficiency and new products, will further enhance our value-creation potential.”

Conference Call
Tennant will host a conference call to discuss the first quarter results today, April 21, 2011, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call will be available via webcast on the investor portion of Tennant's website. To listen to the call live, go to http://www.tennantco.com and click on Investor Relations. A taped replay of the conference call will be available at http://www.tennantco.com for approximately two weeks after the call.

Company Profile
Minneapolis-based Tennant Company (NYSE: TNC) is a world leader in designing, manufacturing and marketing solutions that help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; chemical-free and other sustainable cleaning technologies; and specialty surface coatings for protecting, repairing and upgrading floors. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, Minn.; Holland, Mich.; Louisville, Ky; Uden, The Netherlands; the United Kingdom; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit http://www.tennantco.com.

Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to effectively manage organizational changes; our ability to comply with laws and regulations; our ability to effectively maintain and manage the data in our computer systems; our ability to develop new innovative products and services; our ability to successfully upgrade and evolve the capabilities of our computer systems; our ability to attract and retain key personnel; the occurrence of a significant business interruption; fluctuations in the cost or availability of raw materials and purchased components; unforeseen product liability claims or product quality issues; our ability to acquire, retain and protect proprietary intellectual property rights; and the relative strength of the U.S. dollar, which affects the cost of our materials and products purchased and sold internationally.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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Page 5—Tennant Company Reports 2011 First Quarter Results

Non-GAAP Financial Measures
This news release includes presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table.

FINANCIAL TABLES FOLLOW

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Page 6—Tennant Company Reports 2011 First Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended
	March 31
	2011	2010
Net Sales	$172,591	$150,106
Cost of Sales	100,660	86,346
Gross Profit	71,931	63,760
Gross Margin	41.7%	42.5%

Operating Expense:
Research and Development Expense	6,280	5,536
Selling and Administrative Expense	57,459	51,730
Total Operating Expense	63,739	57,266

Profit from Operations	8,192	6,494
Operating Margin	4.7%	4.3%

Other Income (Expense):
Interest Income	68	45
Interest Expense	(415)	(433)
Net Foreign Currency Transaction Gains (Losses)	527	(186)
Other Income, Net	31	-
Total Other Income (Expense), Net	211	(574)

Profit Before Income Taxes	8,403	5,920
Income Tax Expense	2,537	1,829

Net Earnings	$5,866	$4,091

Earnings per Share:
Basic	$0.31	$0.22
Diluted	$0.30	$0.21

Weighted Average Shares Outstanding:
Basic	18,963,177	18,682,335
Diluted	19,556,036	19,090,423

Cash Dividend Declared per Common Share	$0.17	$0.14

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended
	March 31
	2011	2010	%
Americas	$108,142	$92,684	16.7
Europe, Middle East and Africa	45,610	43,006	6.1
Asia Pacific	18,839	14,416	30.7
Total	$172,591	$150,106	15.0

(1)	Net of intercompany sales.

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Page 7—Tennant Company Reports 2011 First Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)	March 31,	December 31,	March 31,
	2011	2010	2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$38,919	$39,529	$27,273
Accounts Receivable, Net	131,067	127,542	111,198
Inventories	66,704	61,746	58,179
Prepaid Expenses	13,343	7,993	7,971
Deferred Income Taxes, Current Portion	9,733	11,459	8,780
Other Current Assets	28	-	-
Total Current Assets	259,794	248,269	213,401

Property, Plant and Equipment	285,402	287,751	284,551
Accumulated Depreciation	(200,542)	(200,123)	(192,175)
Property, Plant and Equipment, Net	84,860	87,628	92,376

Deferred Income Taxes, Long-Term Portion	14,004	14,182	6,104
Goodwill	20,575	20,423	19,863
Intangible Assets, Net	25,422	25,339	27,129
Other Assets	7,440	7,827	7,108
Total Assets	$412,095	$403,668	$365,981

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$3,235	$3,154	$3,897
Short-Term Borrowings	-	-	7
Accounts Payable	45,711	40,498	43,474
Employee Compensation and Benefits	22,539	31,281	20,333
Income Taxes Payable	480	509	4,629
Other Current Liabilities	35,520	40,702	36,394
Total Current Liabilities	107,485	116,144	108,734

Long-Term Liabilities:
Long-Term Debt	37,087	27,674	29,151
Employee-Related Benefits	33,242	33,898	31,993
Deferred Income Taxes, Long-Term Portion	4,488	4,525	4,520
Other Liabilities	5,425	5,294	7,243
Total Long-Term Liabilities	80,242	71,391	72,907

Total Liabilities	187,727	187,535	181,641

Shareholders' Equity:
Preferred Stock	-	-	-
Common Stock	7,178	7,140	7,063
Additional Paid-In Capital	11,199	10,876	7,801
Retained Earnings	225,147	220,391	195,513
Accumulated Other Comprehensive Loss	(19,156)	(22,274)	(26,037)
Total Shareholders’ Equity	224,368	216,133	184,340

Total Liabilities and Shareholders’ Equity	$412,095	$403,668	$365,981

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Page 8—Tennant Company Reports 2011 First Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Three Months Ended
	March 31
	2011	2010
OPERATING ACTIVITIES
Net Earnings	$5,866	$4,091
Adjustments to reconcile Net Earnings to Net Cash Provided by Operating Activities:
Depreciation	4,391	4,586
Amortization	832	792
Deferred Income Taxes	2,071	(634)
Stock-Based Compensation Expense	1,299	671
Allowance for Doubtful Accounts and Returns	329	512
Other, Net	(6)	202
Changes in Operating Assets and Liabilities, Excluding the Impact of Acquisitions:
Accounts Receivable	(3,943)	8,966
Inventories	(3,425)	(3,066)
Accounts Payable	5,199	995
Employee Compensation and Benefits	(9,436)	(7,675)
Other Current Liabilities	(4,999)	1,648
Income Taxes	(3,075)	2,741
Other Assets and Liabilities	(2,350)	272
Net Cash (Used for) Provided by Operating Activities	(7,247)	14,101

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(1,634)	(1,819)
Proceeds from Disposals of Property, Plant and Equipment	175	41
Acquisition of Businesses, Net of Cash Acquired	-	26
Net Cash Used for Investing Activities	(1,459)	(1,752)

FINANCING ACTIVITIES
Payment of Long-Term Debt	(934)	(1,089)
Issuance of Long-Term Debt	10,000	-
Proceeds from Issuance of Common Stock	1,393	913
Tax Benefit on Stock Plans	377	139
Dividends Paid	(3,244)	(2,632)
Net Cash Provided by (Used for) Financing Activities	7,592	(2,669)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	504	(469)

Net (Decrease) Increase in Cash and Cash Equivalents	(610)	9,211

Cash and Cash Equivalents at Beginning of Period	39,529	18,062

Cash and Cash Equivalents at End of Period	$38,919	$27,273

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Page 9—Tennant Company Reports 2011 First Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Full
Year
2010

Diluted Earnings per Share - as reported	$1.80
Adjustments:
Inventory Revaluation from Change in Functional Currency
Designation due to International Entity Restructuring	0.02
Workforce Redeployment Reserve	0.06
Workforce Reduction Reserve Revision	(0.01)
Tax Benefit from International Entity Restructuring	(0.56)

Diluted Earnings per Share - as adjusted	$1.31